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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2002

POWER-ONE, INC.
(Exact name of registrant as specified in its charter)

Commission file number 0-29454

DELAWARE (State or other jurisdiction of incorporation or organization)	77-0420182 (IRS Employer Identification No.)

740 CALLE PLANO, CAMARILLO, CA (Address of principal executive offices)	93012 (zip code)

Registrant's telephone number, including area code (805) 987-8741

Item 5. Other Events

        On September 12, 2002, Power-One, Inc. (the "Company") announced plans to record significant charges during the third quarter of 2002 related to a restructuring of the Company's operations, impairment of certain fixed and intangible assets, a write-down of inventory, and impairment of goodwill. A copy of the press release issued by the Company on September 12, 2002 concerning the charges is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Restructuring Charges

        During the third quarter of 2002 the Company decided to close several facilities as well as reduce its worldwide workforce. The locations affected by closures include Costa Mesa, California; San Luis, Mexico; and Isabela, Puerto Rico. The additional workforce reductions affected Company facilities in Camarillo, California; Andover, Massachusetts; Uster, Switzerland; Limerick, Ireland; and Drammen, Norway. Approximately 640 employees will be released as part of this restructuring program.

        In connection with this restructuring, the Company expects to record restructuring charges of approximately $15 million during the third quarter of 2002 in accordance with EITF 94-3. These charges consist of costs for severance and other termination benefits, continuing lease obligations at facilities being closed, and the write-off of fixed assets at those locations being closed. Approximately $11 million of this charge is expected to be paid in cash.

Impairment of Certain Fixed and Intangible Assets

        During the third quarter of 2002, the Company performed an impairment review of its fixed and intangible assets in accordance with SFAS 144. The Company expects to record an impairment charge of approximately $45 million during the third quarter as a result of its impairment analysis.

        Approximately $24 million of the impairment charge is related to certain intangible assets at the Company's Energy Solutions division which were acquired as part of the Powec acquisition in 2000. The Company determined that the carrying value of certain intangible assets such as product technology would not be recovered from future cash flows given the continued deterioration of the telecom systems business.

        Approximately $21 million of the impairment charge is related to the closures of Company facilities in Mexico and California. This component of the charge consists of the write-down to fair market value of manufacturing equipment and facilities, most of which will be held for sale.

Inventory Charges

        During the third quarter of 2002, the Company determined that a change in its methodology for calculating excess and obsolete inventory was warranted due to trends toward shorter product lives. Rather than looking at the two-year projected usage and past 12 months actual usage, the Company will now only look at the 12-months forward demand for components. Any inventory in excess of this amount will be written off. The Company determined in the third quarter that the trend toward shorter product lifecycles was permanent, and that the change in methodology will reduce the risk of inventory obsolescence in the future. The Company expects to record an inventory write-off of approximately $49 million in connection with this change in methodology.

        In addition, the Company determined that it would discontinue a number of products, primarily related to the closure of the Costa Mesa, California facility of the Company's Energy Solutions division. In connection with this action, the Company expects to write off approximately $21 million of inventory related to discontinued products.

Impairment of Goodwill

        In September 2002, the Company performed a goodwill impairment test in accordance with SFAS 142 and determined that it will record an impairment charge of approximately $68 million during the third quarter of 2002. During the third quarter the Company modified its long-term forecast to account for continued weakness in the industry and a longer-than-expected time to recovery. This analysis negatively impacted the Company's SFAS 142 calculations. All of the impaired goodwill is related to the Company's acquisition of Powec in 2000.

FORWARD-LOOKING STATEMENTS

        This Form 8-K contains certain statements which constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. The words "will," "expect," "believe," "anticipates" and similar expressions are intended to identify forward- looking statements. Such forward-looking statements involve important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to the Company's ability to meet expected revenues, achieve anticipated cost and expense reductions associated with the announced restructuring and maintain its financial condition and projections. The Company's ability to attain matters which are the subject of forward looking statements could be affected by any of the following: continued declines in the primary markets served by and utilizing products of the Company, communications infrastructure and electronics industries market conditions and growth rates, the cyclical nature of the Company's business, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Form 8-K are cautioned that such forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements. For a detailed description of such factors, see Risk Factors in the Company's Form 10-K for the year ended December 31, 2001.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 16, 2002	POWER-ONE, INC.
	By:	/s/ EDDIE K. SCHNOPP Eddie K. Schnopp Sr. Vice President—Finance, Treasurer and Chief Financial Officer

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  Item 5. Other Events